EXHIBIT 14

The Standard Register Company

 Code of Ethics

Standard Register’s success in nearly a century of being in business was the result of our people delivering high-quality, innovative products and services that help customers improve their business results. Our information solutions help companies improve efficiency, reduce costs and increase revenue.

Our success depends not only on the quality of our solutions but also the “quality” of how we conduct business—interacting with customers, suppliers, partners, investors, the community and each other with the highest levels of integrity and dedication to excellence. That’s why we’re committed to living these Core Values:

Integrity: We are honest in everything that we do, upholding the highest standards of ethical behavior.

Candor: We share ideas and feedback openly and constructively. We are willing to admit out mistakes and share them as learning opportunities.

Accountability: We do what we say we’re going to do, fulfilling our obligations and delivering results.

Respect: We celebrate diversity in ideas and approaches and treat everyone we encounter with care and concern.

These Core Values help direct how we operate at Standard Register and combine with customer focus and a bias for action to form a corporate culture that we believe will help the company thrive for decades to come.

The foundation of our success is Integrity. People work for and organizations buy from, invest in and align with firms they trust. To help us live our value of Integrity, and ensure there’s not even a hint of improperness in how we operate, it’s critical that we all comply with the Code of Ethics and the spirit of always doing what’s right.

If after reading the Code of Ethics below, you have a concern about what is proper conduct for you or anyone else, promptly raise that concern to your manager or through one of the other channels the company makes available to you.  Nothing – not customer service, competitiveness, direct orders from a superior or “making the numbers” – is more important than integrity.

We have the privilege of working for one of the most admired companies in North America. It’s up to us to preserve and strengthen our reputation for those who will follow us. Doing what’s right--living the values--every day will help us create an even more successful company for the next century.

Thanks for your support.

The Standard Register Enterprise Leadership Team

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Purpose of Code of Ethics

This Code of Ethics is designed to protect and enhance the reputation and integrity of Standard Register, its affiliate companies, and their associates.  When we refer to the “Company” in this Code of Ethics, we are including Standard Register and its subsidiary and affiliate companies.

 We are committed to the highest standards of legal and ethical business conduct. These standards are non-negotiable. The foundation of our Code of Ethics is compliance with the law. However, many of our standards go beyond legal requirements in order to prevent even the appearance of improper conduct. Because our associates represent the Company to customers, vendors and the community, all associates must become informed of the standards set forth in the Code of Ethics, and must be committed to complying with the Code both in letter and in spirit.  Importantly, the Code of Ethics applies to all associates of the Company, including Officers and members of our  Boards of Directors.

The Code of Ethics covers business conduct when associates are working with customers, suppliers, other associates and the public. It addresses protection of Company assets, conflict of interest situations that may arise between an associate’s personal interest and his or her position with the Company, and other vital topics. In addition, the Code describes administration and enforcement of the legal and ethical standards set forth in the Code.

While the Code of Ethics can provide answers and guidance on many issues, it is not a rule book.  It cannot possibly cover all complex business situations in which our associates may find themselves.  However, it does represent our corporate standards and states our expectation that all associates will address such situations from a framework of the highest levels of personal integrity

The Code of Ethics can be supplemented or amended by the Board of Directors.  All waivers of any Code of Ethics provisions for any officer or Director may only be made by the Board and will be promptly disclosed to shareholders.

A.

Confidentiality

We protect  valuable confidential information.

Associates must maintain the confidentiality of all Company proprietary and confidential information.  This includes, among other things, all non-public information regarding the Company, its business, customers, associates, suppliers, vendors, developments, finances, and all our customers’ confidential information.  Generally, any information of the Company’s which would be used by outside persons to their advantage and/or to the Company’s detriment should be considered confidential.

Many of our customers have entrusted us with their sensitive confidential and proprietary information.  In most such instances, the Company has entered into a  written agreement to protect the customer’s information and hold it in strict confidence.  Often we are obligated not to disclose that we have received confidential information or that we are even dealing in any manner with the customer or prospective customer.

Associates must never use customer confidential information other than in accordance with such agreements, and for the business purpose defined in the agreement.  Customer confidential information should not be discussed with anyone, including other Company associates, who do not have a business reason to know.  Care must also be taken to refrain from discussing confidential information in public places or on non-secure communications such as cell phones.

Confidential and proprietary information cannot be used by associates for trading in securities or for other personal gain. Using the Company’s or customer’s confidential information for personal financial gain is not only unethical, it can also be illegal.  By observing safeguards with respect to confidential information, all associates can enhance the Company’s reputation for integrity and trustworthiness.

Just as we are responsible to protect the confidentiality of Company and customer information, many associates also have an obligation to former employers to protect their information.  The Company prohibits any associate from disclosing or using the confidential information of a former employer in connection with the associate’s work at the Company.

All media requests for information are to be referred to Corporate Communications.

B.

Conflicts of Interest

We expect associates to avoid any activity which might conflict, or appear to conflict, with their loyalty to the Company or compromise their judgment.

The basis for the Company’s conflict of interest policy is that every decision an associate makes in his or her employment with the Company must be made solely in the best interest of the Company. No personal, family or other considerations should influence an associate’s judgment regarding Company business matters.

A conflict of interest exists when an associate’s personal or private interest interferes in any way -- or even appears to interfere -- with the interests of the Company.  Associates may not use their position with the Company to create personal advantage for themselves or family member, directly or indirectly, including obtaining a personal loan or guarantee of a personal obligation from the Company. A conflict may also arise when an associate becomes involved in activities outside the Company that can cause personal interests to influence decisions or actions at work.

It is important to avoid even appearing to be influenced by personal concerns when acting on behalf of the Company.

Associates may not work for a Company competitor, supplier or customer, either directly or indirectly, such as in the capacity of a  consultant, while employed by the Company.  The Company’s equipment and assets may not be used for non-Company business in any manner.  An associate may serve on the board of directors of a supplier or customer with the consent of General Counsel and the Internal Auditor.

Associates are expected to devote their full time and attention to their positions with the Company.  Outside employment should not interfere with this commitment, should not create a conflict of interest, and should not impair the associate’s ability to meet Company work responsibilities.

No associate should become involved in any transaction between the Company and another concern in which the associate or associate’s family has a significant direct or indirect financial interest.  Personal investments may create conflicts of interest, especially if the investment is in a business that is competitive with the Company, or is a current or prospective vendor, supplier or customer of the Company.

Company associates are prohibited from taking for themselves opportunities that are discovered through the use of Company property, information or position.  Company assets may not be used for personal gain, and no associate may compete with the Company.  Each associate’s duty of loyalty to the Company includes the obligation to further the Company’s interests at every opportunity.

The key to avoiding a conflict of interest is to ask whether a transaction or activity:

1.

allows the associate’s personal interests to interfere with the interests of     the Company;

2.

 places the associate in the position of appearing to represent the Company when the associate is actually representing his own or another’s interest;

3.

 involves providing products or services similar to those made available or    which could be made available by the Company; or

4.

in any manner lessens the associate’s efficiency, alertness, interest or productivity on his or her job at the Company.

If the answer to any of these is “yes” or even “maybe,” the associate should not continue with the transaction or activity.

Conflict of interest situations are not always easy to identify or resolve.  No policy can address all instances in which a conflict of interest may arise.  Therefore, associates who find themselves in a potential conflict of interest situation should discuss the matter with the Legal Department.

C.

Gifts and Entertainment

We do not offer or accept gifts or entertainment of substantial value.

Associates may accept and give normal minimal-value business amenities that facilitate discussion of business or foster good business relations.

Business meals, drinks, tickets to sporting events, and the like, which do not exceed common courtesies are generally acceptable.  However, the level of expense must be similar to what the Company’s expense reimbursement policy would support, and the frequency of such meals and entertainment from one source or to one recipient cannot be excessive or unreasonable.  Any entertainment for overnight or longer must be approved by the associate’s supervisor. Gifts of nominal value may be accepted from or given to current or prospective customers, suppliers or vendors with whom the associate maintains an actual or potential business relationship. Cash is never an acceptable gift. Corporate and marketing events for multiple customers are not covered by this Code.

No associate should accept a gift, amenity, or other personal benefit in excess of the acceptable limits described above.  These items must be refused or returned with a “thank you, but” explanation of the Company’s practices.  Discounts and price reductions not available to all associates are considered gifts and should not be accepted.  Associates may never accept nor offer a cash gift, and are expressly prohibited from soliciting or demanding for themselves anything of value in connection with Company business.

Corporate assets shall not be used to make contributions to any political party, committee, organization or candidate. Associates shall not make any payments in the nature of a “kick-back” or “bribe” to actual or potential customers, vendors, suppliers or business partners, or to any government official.

D.

Internal Accounting Systems and Controls; Use of Company Assets

We are all responsible for accurate record keeping.

Our reputation for integrity is a valuable asset.  The Company is absolutely committed to accurate, honest financial reporting in all aspects of its business.

The Company is required to develop and maintain accounting systems that enable and support the preparation of accurate financial statements in accordance with applicable law, rules and accounting principles.

Internal accounting controls and record keeping policies have been established in order for the Company to meet both legal and business requirements.  Associates are required to maintain and comply with those controls.  While only a few associates maintain accounting records, most of us help keep Company records, such as time cards and expense reports. As business records, all of this information must be accurate and honest.

No associate shall, directly or indirectly, knowingly falsify, cause or allow to be falsified any book, record or account of the Company. This includes expense accounts, time cards, approval of vendor invoices, customer transaction records, or any other business record.  No entries should be made that intentionally conceal the true nature of any transaction.  No funds or accounts should be kept for purposes not fully and accurately disclosed.  Unrecorded or “off the books” funds or assets may not be kept for any purpose.

All associates must protect Company assets and ensure their efficient use.  The Company will not tolerate theft, misuse and waste of Company assets.  All Company assets must be used strictly for legitimate Company business purposes.

E.

Insider Trading

We observe legal requirements when trading in securities.

The Company has a long-standing commitment to comply with all securities laws and regulations.  U.S. securities laws prohibit persons from trading in the securities of a company on the basis of information  obtained as an associate of the company and that is not available to other investors -- this is known as “material inside information.” Material inside information is any information concerning a company’s business, prospects, securities or market, which an investor might consider important in deciding whether to buy or sell the securities, or which could affect their market price.  Examples of material information include, but are not limited to: possible mergers, acquisitions or divestitures; actual or estimated financial results or changes in dividends; purchases and sales of investments in companies; obtaining or losing significant contracts; significant discoveries or product developments; threatened major litigation or developments in such matters; and major changes in business strategies.  Using material inside information in the course of buying, selling or otherwise dealing in stock is known as “insider trading.”

If you have access to material information, whether it pertains to Standard Register or another company, such as a customer or supplier of the Company, do not buy or sell securities of Standard Register or the other company until at least two business days after the information has been disclosed to the public by press release or similar announcement.  Also, do not share this information with anyone, including family members, and do not recommend to anyone that they buy or sell stock of Standard Register or the other company.  Upon public disclosure, the information loses it “insider” status and is available for all investors to consider.

Two simple rules can help protect you in this area:

1.

Don’t  trade in Standard Register or other company’s stock when in possession of material inside information;

2.

Don’t pass along such information to someone who has no need to know, including family members, other associates, retirees and friends.

F.

Workplace Environment

We are all responsible for maintaining a safe and professional workplace.

The Company is committed to providing a workplace that is safe for its associates.  All of us are responsible for reporting unsafe working conditions and  workplace injuries.  Safety of associates is the number one priority for the Company.

The Company is an equal opportunity employer and is committed to providing opportunities without regard for race, gender, religion, color, national origin, age, physical or mental disabilities or veteran status.  We respect all associates and encourage our Core Value of Respect to allow associates to maximize their professional growth and job satisfaction while contributing to the Company’s success.

The Company has absolutely no tolerance for harassment or other unlawful behavior in the workplace. All associates should be able to work in a satisfying environment free of discrimination, and free of any form of harassment, whether based on race, color, religion, age, gender, sexual orientation, national origin, disability or other protected status.   Any offensive physical, written or spoken conduct, including conduct of a sexual nature, is prohibited.  This includes unwelcome advances, unwelcome requests for sexual favors or other unwelcome verbal or physical conduct.  Any associate who believes he or she is being subjected to any form of harassment or discrimination should immediately bring the matter to the attention of management or Human Resources.

The Company is committed to maintaining a drug-free workplace and prohibits the possession, purchase, sale, manufacture, distribution or use of alcohol or illegal drugs in the workplace, or being under the influence of those substances while at work.   Any suspected violation of the drug-free workplace policy must be reported to management.

G.

Environmental Compliance and Protection

We are committed to being an environmentally responsible corporate citizen.

The Company is committed to compliance with all environmental laws, rules and regulations applicable to our business, and to exercising best practices with respect to environmental issues.

Any associate who suspects or knows of a possible violation of environmental law by the Company must report this suspected violation immediately to management, or to the Hotline described in the conclusion to this Code of Ethics.

H.

Use of Electronic Systems

We use electronic systems responsibly.

The Company provides communications systems, hardware, software, Internet access, e-mail, and voice mail for associates to use for business purposes.  All such systems and the communications made on them are the property of the Company.  Associates are prohibited from using the systems for purposes that are illegal or otherwise contrary to this Code and other Company policies.

The security of our network and equipment is the responsibility of each associate.  Security measures such as IDs, passwords, dial-up codes, and building access cards must be protected and used as intended.  Associates must secure laptop computers, other computer devices, data, software and files and should log-off Company systems and networks, or use a password-protected screen saver whenever they leave their computer terminals

Associates may not install or use software and other items not authorized and approved by the Company on Company systems.  Associates must comply with all intellectual property rights (patent, copyright, trademark) in connection with software and systems, and are not permitted to use unlicensed software or create or use unauthorized copies of software.

Company-provided communications systems should never be used to harass or threaten anyone or to send obscene or insulting messages.  Use of Company systems must conform to Company electronic systems policies.

I.

Fair Competition

We respect the rights of competitors, customers and suppliers.

The Company is committed to conducting business in an ethical and lawful manner.  The law prohibits certain marketing and business practices that are designed to unfairly reduce competition.  Company associates must not take unfair advantage of any person or company through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or other unfair practices.  All Company associates must comply with antitrust and unfair competition laws.

Associates are strictly prohibited from doing or agreeing with others to:

º

Fix prices, rig bids, allocate or divide customers or markets

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Boycott suppliers or customers

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Control the price at which distributors or dealers resell our product

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Misrepresent our products or services

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Unfairly criticize or belittle a competitor

º

Steal trade secrets of another company

º

Offer or pay bribes or kickbacks

The antitrust laws are complex and vigorously enforced.  Any associate with questions regarding a business practice should seek guidance from the Legal Department.

J.

Seeking Advice and Reporting Suspected Violations

We provide guidance for interpreting ethical standards and a confidential channel to report violations.

The Company is committed to operating its business in accordance with the highest level of integrity and ethics standards.  The Company wants to make sure that everyone who does business on behalf of the Company fully understands what this Code requires, and is able to ask questions if advice is needed.  Should an improper practice or irregularity occur within the Company, we are committed to correcting the problem and taking appropriate steps to ensure it does not happen again.

Not all situations will be clear-cut.  They may present us with difficult choices.  We cannot possibly anticipate all situations and conduct that may fall under the Code of Ethics.  If you are unsure of what the Code requires, are concerned that the Company may be in violation of law, or feel that the Company Code of Ethics or another policy is being violated, you should follow these guidelines:

1.

Get the facts.

º

It is difficult to determine a course of action without accurate data.

2.

Ask yourself these questions about the conduct at issue:

º

Is it legal?

º

Does it violate our Code of Ethics?

º

Is it consistent with our Core Values?

º

Is it fair and just?

º

How would it look in a newspaper article?

º

What would my family think?

If the answers lead you to believe there may be a violation of the Code of Ethics or other Company policy, you should take one or both of the following actions:

1.

Seek further clarification or guidance from the Legal Department or Internal Auditing;

2.

Contact the Company’s Compliance reporting hotline  (NUMBER) to   report the possible violation in a completely anonymous manner.

We encourage you to come forward with questions and to report possible irregularities.  You will be protected from any adverse consequences as a result of coming forward.  All associates have a responsibility to the Company and to each other to make sure this Code of Ethics is followed in all our business dealings.

K.

Consequence for non-compliance

Appropriate discipline will be imposed for non-compliance with the Code of Ethics

This Code of Ethics, the underlying Company policies, and mechanism for seeking advice, are all designed to enable associates to make decisions that are guided by integrity and compliance with the law.

Failure to comply with these guidelines will result in appropriate disciplinary action, including, without limitation, termination of employment.  Disciplinary action will be considered in the event an associate:

1.

participated in, directed or concealed actions that violate the Code of Ethics or underlying policies;

2.

fails to prevent or promptly report violations, or actively condones disregard for the Code;

3.

retaliates in any manner against an associate who, in good faith, reports a violation of the Code;

4.

is uncooperative or untruthful in connection with an investigation of any suspected violation of the Code.

Other non-compliance not specifically listed may also be cause for disciplinary action up to and including termination.

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